Exhibit 23.6

LO, WONG & TSUI

SOLICITORS & NOTARIES

AGENTS FOR TRADE MARKS & PATENTS

Solicitor in charge: Kelvin Lee	Tel No.: 2514 1571	By: Email

Our ref.: 102701/LKM	Your ref.: --	Date: 4 August 2025

Voltage X Limited

Suite 1, Level 2, 34 Queen Street

Melbourne VIC 3000, Australia

Attention: Board of Directors

Dear Sir/ Madam,

FORM F-1, AS AMENDED AND SUPPLEMENTED – LETTER OF CONSENT

1.	We have acted as legal advisors as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended to date in relation to the offer of a certain number of Company’s Class A ordinary shares with a par value of $0.000001 per share (the “Class A Ordinary Shares”), plus an option to issue a certain number of additional Company’s Class A Ordinary Shares to be offered by the Company pursuant to the offering to cover the over-allotment option to be granted to the underwriter.

2.	We confirm that we do not have any objections to the descriptions of Hong Kong law in the Registration Statement, including but not limited to the heading “Regulations” and elsewhere in the Registration Statement.

3.	We hereby consent the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Lo, Wong & Tsui, Solicitors
Lo, Wong & Tsui, Solicitors